                                 EXHIBIT 99.1

On February 7, 1997, the Registrant issued the following press release:


"FOR IMMEDIATE RELEASE                               Contact:  Donald H. Stevens
 ---------------------                                          Laura M. Burford
                                                                  (303) 572-3900

                     BARRETT'S 1996 RESERVES INCREASED 38%

DENVER, COLO., FEB. 7, 1997 -- Barrett Resources Corporation (NYSE: BRR) announced that proved reserves at year end 1996, after production, increased approximately 38 percent over the prior year. Total proved reserves for December 31, 1996 were 675 billion cubic feet (Bcf) of natural gas and 23 million barrels (MMbls) of crude oil and condensate, totaling 814 Bcf of gas equivalent (Bcfe) or 136 million barrels of oil equivalent (MMBOE) of which 26 percent is proved undeveloped. Total proved reserves at December 31, 1995 were 514 Bcf of natural gas and 13 MMbls of oil and condensate, totaling 591 Bcfe (99 MMBOE) of which 18 percent was proved undeveloped.

The Company added 295 Bcfe of proved reserves in 1996, which replaced 410 percent of 1996's estimated production of 72 Bcfe. Approximately 47 percent of the 1996 proved reserve additions were through extensions and discoveries and revisions. The Company's acquisitions accounted for approximately 53 percent of the 1996 proved reserves additions, the majority of which are located in the Piceance and Uinta Basins (in Colorado and Utah, respectively).

The following table summarizes the present value of estimated future net revenues (before future income taxes, discounted by 10 percent) ("PV-10") for December 31, 1995 and 1996 and the respective year end natural gas and oil prices used in determining each PV-10.

                                        12/31/95     12/31/96     % Change
                                        --------     --------     --------
Prices for Oil ($/Bbl)                   $17.35        $24.12         39%
Prices for Gas ($/Mcf)                    $1.77         $3.46         95%
Present Value of Estimated Future Net
 Revenues (before future income taxes,
 discounted by 10%) ($ in millions)      $432.6      $1,121.5        159%

When using the 1996 average price received for natural gas and oil of $1.90 and $18.50, respectively, to calculate the December 31, 1996 reserve value, the PV-10 would have been $534.6 million.

                                  (continued)

The Company's proved reserves by basin for December 31, 1995 and 1996 are summarized in the following table:


                                        Total Proved Reserves (Bcfe)
                                        ----------------------------
Basin/Area                                 12/31/95     12/31/96       % Change
----------                                 --------     --------       --------
Anadarko                                         33           46            39%
Arkoma                                           27           27             0%
Greater Green River                               4           15           275%
Gulf of Mexico                                    9           24           167%
Hugoton                                         201          212             5%
Permian                                          39           32           -18%
Piceance                                        119          201            69%
Powder River                                     30           32             7%
Uinta                                             4           92          2200%
Wind River                                       88           96             9%
Other                                            37           37             0%
                                           --------     --------       --------
      Total                                     591          814            38%
                                           ========     ========       ========

Separately, Barrett reported that its Cave Gulch #16 well is currently drilling at a depth of 18,940 feet. Based on information obtained to date, Barrett intends to drill this well to a depth of 19,100 feet. Total depth is currently anticipated to be reached by mid-February.

Barrett Resources is a Denver-based independent natural gas and oil exploration and production company that is also involved in gas gathering, marketing and trading activities. Barrett's properties are focused primarily in the Rocky Mountain region of Colorado, Wyoming and Utah, the Mid-Continent area of Kansas, Oklahoma, New Mexico and Texas, and the Gulf of Mexico region of offshore Texas and Louisiana.

                                      ###"